                                                                     Exhibit 2.1


                             DISTRIBUTION AGREEMENT

                            dated as of May 12, 1999

                                      among

                           RJR NABISCO HOLDINGS CORP.
                 (to be renamed "Nabisco Group Holdings Corp.")

                                RJR NABISCO, INC.
             (to be renamed "R.J. Reynolds Tobacco Holdings, Inc..")

                                       and

                         R. J. REYNOLDS TOBACCO COMPANY

                                TABLE OF CONTENTS

                             -----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions....................................................1

                                    ARTICLE 2
                                  RESTRUCTURING

SECTION 2.01.  The Restructuring..............................................9

                                    ARTICLE 3
                                THE DISTRIBUTION

SECTION 3.01.  Cooperation Before the Distribution...........................10
SECTION 3.02.  Holdings Board Action; Conditions Precedent to
                  the Distribution...........................................11
SECTION 3.03.  The Distribution..............................................11
SECTION 3.04.  Stock Dividends...............................................12
SECTION 3.05.  Fractional Shares.............................................12

                                    ARTICLE 4
                                EMPLOYEE BENEFITS

SECTION 4.01.  Definitions...................................................12
SECTION 4.02.  Employees.....................................................14
SECTION 4.03.  Qualified Defined Contribution Plans..........................14
SECTION 4.04.  Qualified Defined Benefit Plans...............................15
SECTION 4.05.  Supplemental Benefit Plans....................................17
SECTION 4.06.  Welfare Benefit Plans.........................................18
SECTION 4.07.  Employee Stock Options and Restricted Stock...................18
SECTION 4.08.  Outside Director Benefits.....................................19
SECTION 4.09.  Deferred Compensation.........................................20
SECTION 4.10.  Employee Benefit Transition Services..........................20
SECTION 4.11.  COBRA.........................................................21
SECTION 4.12.  Third Party Beneficiaries.....................................21
SECTION 4.13.  WARN Act......................................................21

                                                                            PAGE

                                    ARTICLE 5
                             CERTAIN RJRN COVENANTS

SECTION 5.01.  Certain Definitions...........................................21
SECTION 5.02.  Restricted Payments...........................................24
SECTION 5.03.  Prohibition on Certain Leveraged Transactions
                  and Other Mergers..........................................25
SECTION 5.04.  Termination...................................................26

                                    ARTICLE 6
                              ACCESS TO INFORMATION

SECTION 6.01.  Provision of Corporate Records................................26
SECTION 6.02.  Access to Information.........................................26
SECTION 6.03.  Future Litigation and Other Proceedings.......................27
SECTION 6.04.  Reimbursement.................................................27
SECTION 6.05.  Retention of Records..........................................27
SECTION 6.06.  Confidentiality...............................................28
SECTION 6.07.  Delivery of Officer's Certificates............................28
SECTION 6.08.  Inapplicability of Article to Tax Matters.....................29

                                   ARTICLE 7
                  INDEMNIFICATION FOR NON-TOBACCO LIABILITIES

SECTION 7.01.  RJRN Indemnification of the Nabisco Group for
                  Certain Liabilities........................................29
SECTION 7.02.  Holdings Indemnification of RJRN Group........................30
SECTION 7.03.  Third-Party Rights; Tax Benefits..............................30
SECTION 7.04.  Notice and Payment of Claims..................................30
SECTION 7.05.  Notice and Defense of Third-Party Claims (Other
                  than Tobacco Claims).......................................31
SECTION 7.06.  Contribution..................................................32

                                    ARTICLE 8
                     INDEMNIFICATION FOR TOBACCO LIABILITIES

SECTION 8.01.  Notice and Defense of Tobacco Claims Against
                  RJRN; Tobacco Claims Against Holdings or Other
                  Members of the Nabisco Group...............................32
SECTION 8.02.  Indemnification of Nabisco Indemnitees for
                  Tobacco Liabilities........................................34

                                                                            PAGE

SECTION 8.03.  Preservation of Historical Privileges.........................35
SECTION 8.04.  Third Party Rights; Tax Benefits..............................36

                                    ARTICLE 9
                            CERTAIN OTHER AGREEMENTS

SECTION 9.01.  Intercompany Accounts.........................................36
SECTION 9.02.  Intellectual Property Rights and Licenses.....................36
SECTION 9.03.  Further Assurances and Consents...............................37

                                   ARTICLE 10
                                  MISCELLANEOUS

SECTION 10.01.  Notices......................................................37
SECTION 10.02.  Amendments; No Waivers.......................................38
SECTION 10.03.  Expenses.....................................................38
SECTION 10.04.  Successor and Assigns........................................39
SECTION 10.05.  Governing Law................................................39
SECTION 10.06.  Counterparts; Effectiveness; No Third Party
                  Beneficiaries..............................................39
SECTION 10.07.  Entire Agreement.............................................39
SECTION 10.08.  Tax Sharing Agreement; Certain Transfer Taxes................39
SECTION 10.09.  Jurisdiction.................................................40
SECTION 10.10.  Existing Arrangements........................................40
SECTION 10.11.  Termination Before the Distribution..........................41
SECTION 10.12.  Severability.................................................41
SECTION 10.13.  Specific Performance.........................................41

                                    EXHIBITS

Exhibit A         --     Form of Corporate Agreement
Exhibit B         --     Certain RJRN and Holdings Indebtedness
Exhibit C         --     Form of Intercompany Services Agreement
Exhibit D         --     Form of Tax Sharing Agreement
Exhibit E         --     Form of Reorganization Merger Certificate
Exhibit F         --     Form of Name Change Merger Certificate

                                                                            PAGE

                                    SCHEDULES

Schedule 4.01(a)  --    Holdings Employees and Retirees
Schedule 4.01(b)  --    RJRN Employees and Retirees
Schedule 4.10     --    Terms and Conditions of Certain Benefits Services

                             DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT dated as of May 12, 1999 among RJR Nabisco Holdings Corp. (to be renamed "Nabisco Group Holdings Corp."), a Delaware corporation (together with its successors, "Holdings"), RJR Nabisco, Inc. (to be renamed "R.J. Reynolds Tobacco Holdings, Inc."), a Delaware corporation (together with its successors, "RJRN"), and R. J. Reynolds Tobacco Company, a New Jersey corporation (together with its successors, "RJRT").

                                    RECITALS

         WHEREAS, RJRN is currently a wholly owned Subsidiary of Holdings;

         WHEREAS, the Holdings Board has determined that it is in the best interests of Holdings and its stockholders (i) to cause the Nabisco Shares to be held directly by Holdings and (ii) to distribute in a tax-free transaction all of the outstanding shares of RJRN Common Stock to Holdings Stockholders as of the Record Date, in each case on the terms and conditions set forth herein;

         WHEREAS, in this Agreement, the parties have set forth the principal corporate transactions to be effected in connection with the Distribution and the terms of the relationship between, and the respective rights and obligations of, the parties following the Distribution; and

         WHEREAS, the parties are entering into this Agreement for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, in order to obtain the benefits that each party reasonably believes will accrue to it as a result of the transactions contemplated hereby, by the other Distribution Documents and by the Purchase Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

         "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity.

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For the purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, no member of one Group shall be treated as an Affiliate of any member of the other Group.

         "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York.

         "Business" means the Tobacco Business or the Food Business, as the context may indicate.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Corporate Agreement" means the Corporate Agreement to be dated as of the Distribution Date among Holdings, RJRN and Nabisco, substantially in the form of Exhibit A hereto.

         "Debt Tender Offers/Consent Solicitations" means, in respect of all of the Indebtedness set forth on Exhibit B hereto, tender offers for that Indebtedness by RJRN and Holdings as issuers thereof, together with solicitations by those issuers of the holders of that Indebtedness which result in the receipt of all of the consents of those holders that are necessary to amend the indentures and other agreements relating to that Indebtedness so as to permit the consummation of all of the transactions contemplated by the Purchase Agreement and the Distribution Documents under each such indenture and agreement.

         "Defense Materials" means, with respect to any Group, any and all written or oral information (including, without limitation, any and all (A) written communications, (B) documents, (C) factual and legal analyses and memoranda, (D) interview reports and reports of experts, consultants or investigators, (E) meetings in person or by telephone and e-mail or other forms of electronic communication, and (F) records, reports or testimony regarding those communications, documents, memoranda or meetings) (i) within the custody or control, within the meaning of Rule 34 of the Federal Rules of Civil Procedure, or reasonably accessible by that Group or its Representatives (as defined below) and (ii) directly or indirectly arising out of or relating to, the preparation or litigation of any Tobacco Claim or other Action in which Holdings, RJRN and/or RJRT have a common interest.

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Documents" means the Form 8-A, the Information Statement, the offering memorandum relating to the sale of senior unsecured debt securities of RJRN before the Effective Time, the offers to purchase and consent solicitation statements relating to the Debt Tender Offers/Consent Solicitations and related documents, each Report on Form 8-K filed by either RJRN or Holdings in connection with the matters contemplated by any of the Distribution Documents and each other report or filing made by RJRN, Holdings or Nabisco under the 1933 Act or the 1934 Act in connection with the matters contemplated by any of the Distribution Documents, in each case as amended or supplemented.

         "Distribution" means the distribution by Holdings, pursuant to the terms and subject to the conditions hereof, of all of the outstanding shares of RJRN Common Stock to the Holdings Stockholders of record as of the Record Date.

         "Distribution Agent" means First Chicago Trust Company of New York.

         "Distribution Date" means the Business Day on which the Distribution is effected.

         "Distribution Documents" means this Agreement, the Tax Sharing Agreement, the Intercompany Services Agreement, the Corporate Agreement, the Name Change Plan of Merger, the Reorganization Merger Agreement, and the exhibits and schedules to those agreements.

         "Effective Time" means the time immediately before the close of business on the Distribution Date.

         "Finally Determined" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

         "Food Business" means the businesses and operations of the Nabisco Group, whether conducted prior to, at or after the Effective Time, which include the production, manufacturing, marketing, distribution and sale of cookies, crackers and other food, sauce and snack products.

         "Form 8-A" means the registration statement on Form 8-A that RJRN will file with the SEC to register the RJRN Common Stock under the 1934 Act in connection with the Distribution, as that registration statement may be amended from time to time.

         "Governmental Entity" means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Group" means, as the context requires, the RJRN Group or the Nabisco Group.

         "Holdings Board" means the Board of Directors of Holdings.

         "Holdings Common Shares" means shares of common stock, par value $0.01 per share, of Holdings.

         "Holdings Stockholders" means the holders of the Holdings Common
Shares.

         "Information Statement" means the information statement, substantially complying with the disclosure items of Schedule 14C of the 1934 Act, that RJRN will file as an exhibit to the Form 8-A and send to each Holdings Stockholder of record as of the Record Date in connection with the Distribution.

         "Intercompany Services Agreement" means the Intercompany Services Agreement to be dated as of the Distribution Date among Holdings, Nabisco and RJRN, substantially in the form of Exhibit C hereto.

         "Joint Defense Agreements" means the continuing and prospective agreements, arrangements and understandings, written or unwritten, to which Holdings, RJRN, RJRT and/or any of their respective counsel are now or hereafter a party, which are designed to facilitate the parties' continued cooperation and joint protection through the lawful sharing of communications, strategies, information, documents, reports, interviews and other data, including privileged or attorney-work product documents and information for use for the purpose of preparing for and litigating Tobacco Claims and other Actions or threatened Actions in which the parties have a common interest.

         "Liabilities" means any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' fees and all out-of-pocket expenses in connection with any Action, threatened Action or Tobacco Claim).

         "Nabisco" means Nabisco Holdings Corp., a Delaware corporation, and its successors.

         "Nabisco Group" means Nabisco, the Subsidiaries of Nabisco and, on and after the Effective Time, Holdings, including all predecessors and successors to each of those Persons.

         "Nabisco Group Liabilities" means, except as otherwise specifically provided in any Distribution Document, all Liabilities, whether arising before, at or after the Effective Time, of or in any way relating, in whole or in part, to any member of the Nabisco Group (other than any Tobacco Liabilities of Holdings) or arising from the conduct of, in connection with or in any way relating to, in whole or in part, the Food Business, or the ownership or use of assets or property in connection with that Business. Notwithstanding the foregoing, "Nabisco Group Liabilities" shall exclude (i) all Liabilities for Taxes of Holdings or any member of the Nabisco Group (because the Tax Sharing Agreement will govern those Liabilities) and (ii) all Liabilities for the fees, costs, expenses and transfer taxes (and other similar fees and expenses) that Sections 10.03 and 10.08 impose on RJRN.

         "Nabisco Shares" means shares of the Class B common stock, par value $0.01 per share, of Nabisco.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "NYSE" means The New York Stock Exchange.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Entity.

         "Purchase Agreement" means the Purchase Agreement dated as of March 9, 1999 among RJRN, RJRT and Japan Tobacco Inc., as amended, together with the exhibits and schedules thereto.

         "Record Date" means the date determined by the Holdings Board (or by a committee of that board or any other Person acting under authority duly delegated to that committee or Person by the Holdings Board or a committee of that board) as the record date for determining the Holdings Stockholders of record entitled to receive the Distribution.

         "RJRI Sale Closing" means the Closing as the Purchase Agreement defines that term.

         "RJRN Board" means the Board of Directors of RJRN.

         "RJRN Common Stock" means the common stock of RJRN, par value $0.01 per share.

         "RJRN Group" means RJRN, the Subsidiaries of RJRN (other than Nabisco and the Subsidiaries of Nabisco) and Holdings (but only with respect to all matters and conduct occurring or arising at any time before the Effective Time, and in no event as to any matter or conduct occurring on or after the Effective
Time), including all predecessors and successors to each of those Persons.

         "RJRN Group Liabilities" means, except as otherwise specifically provided in any Distribution Document, (i) all Liabilities (other than any Tobacco Liabilities), whether arising before, at or after the Effective Time, of or in any way relating, in whole or in part, to any member of the RJRN Group or arising from the conduct of, in connection with or in any way relating to, in whole or in part, the Tobacco Business, or the ownership or use of assets or property in connection with that Business, before, at or after the Effective Time and (ii) all Liabilities for the fees, costs, expenses and transfer taxes (and other similar fees and expenses) that Sections 10.03 and 10.08 impose on RJRN. Notwithstanding the foregoing, "RJRN Group Liabilities" shall exclude (x) all Liabilities for Taxes of Holdings or any member of the RJRN Group (because the Tax Sharing Agreement will govern those Liabilities), and (y) all Liabilities in respect of any 9 1/2% Trust Originated Preferred Securities of RJR Nabisco Holdings Capital Trust II that remain outstanding after the Effective Time.

         "SEC" means the Securities and Exchange Commission.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by that Person.

         "Tax" has the meaning assigned to that term in the Tax Sharing
Agreement.

         "Tax Sharing Agreement" means the Tax Sharing Agreement to be dated as of the Distribution Date among Holdings, RJRN and Nabisco, substantially in the form of Exhibit D hereto.

         "Tobacco Business" means the production, manufacturing, marketing, distribution and sale of tobacco products of any description and any other businesses and operations of RJRT and the other Subsidiaries of RJRN (other than Nabisco and the Subsidiaries of Nabisco), in each case whether conducted prior to, at or after the Effective Time.

         "Tobacco Claim" means any demand, assertion, inquiry or claim that, in whole or in part, is the basis for, could result in or give rise to, an Action or threatened Action that:

             (i) directly, indirectly or derivatively is based on, arises out of or in any way relates to, in whole or in part, the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, exposure to, or to research, statements or warnings regarding, tobacco products of any description; or

             (ii) seeks to impose any Liability on RJRN or Holdings on the grounds that any Liability of RJRT or any of its Subsidiaries or Affiliates that is based, in whole or in part, on an Action described in clause (i) of this definition is enforceable against or recoverable from RJRN or Holdings, as the case may be.

         "Tobacco Liabilities" means all Liabilities that arise, in whole or in part, out of any Tobacco Claim which may at any time (whether past, present or future) be made, commenced, asserted or pursued. Notwithstanding the foregoing, "Tobacco Liabilities" shall exclude any Liabilities for Taxes of Holdings or any member of the RJRN Group (because the Tax Sharing Agreement will govern those Liabilities).

         (b) Each of the following terms is defined in the Section set forth opposite that term:

          Term                                               Section
          ----                                               -------
          414(1) Amount                                      4.04
          COBRA Coverage                                     4.11
          Employee Welfare Benefit Plan                      4.06
          414 (1) Amount                                     4.04
          Holdings                                           Preamble
          Holdings 401(k) Plan                               4.03
          Holdings Actuary                                   4.04
          Holdings Deferred Compensation                     4.09
                   Assets and Liabilities
          Holdings Retirement Plan                           4.04
          Holdings Supplemental Assets  and                  4.05
                   Liabilities
          Indemnified Party                                  7.04
          Indemnifying Party                                 7.04
          IRS                                                4.03
          Nabisco Indemnitee                                 7.01(a)
          Name Change Effective Time                         2.01(c)
          Name Change Merger                                 2.01(c)
          Name Change Plan of Merger                         2.01(c)
          NameSub                                            2.01(a)
          PBGC                                               4.04
          Reorganization Effective Time                      2.01(b)
          Reorganization Merger                              2.01(b)
          Reorganization Merger Agreement                    2.01(b)
          ReorgSub                                           2.01(a)
          Representatives                                    6.06
          Restricted Stock                                   4.07
          Retained Deferred Compensation                     4.09
                   Assets and Liabilities
          Retained Supplemental Assets  and                  4.05
                   Liabilities

          Term                                               Section
          ----
          RJRN                                               Preamble
          RJRN's Actuary                                     4.04
          RJRN 401(k) Plan                                   4.03
          RJRN Indemnitee                                    7.02(a)
          RJRN Restricted Shares                             4.07
          RJRN Retirement Plan                               4.04
          RJRN Tobacco Claim                                 8.01
          RJRT                                               Preamble
          Third Party Claim                                  7.05
          Transferred Participants                           4.04
          WARN Act                                           4.13


                                    ARTICLE 2

                                  RESTRUCTURING

         SECTION 2.01. The Restructuring. Upon the terms and subject to the conditions set forth in the Distribution Documents, the parties agree that the following transactions will occur and become effective before or as of the Distribution Date (but, in each case before the Effective Time) on or after the consummation of the Debt Tender Offers/Consent Solicitations in the following sequence:

           (a) Holdings will form two wholly-owned Subsidiaries, one of which this Agreement refers to as "ReorgSub" and the other of which this Agreement refers to as "NameSub". ReorgSub and NameSub will be Delaware corporations and Holdings will form them in accordance with the DGCL.

          (b) Holdings will cause ReorgSub to merge with and into RJRN in the manner set forth in this Section 2.01(b) (the "Reorganization Merger"), at which time the separate existence of ReorgSub shall cease, and RJRN shall be the surviving corporation. The Reorganization Merger shall be effected in accordance with the DGCL pursuant to an agreement and plan of merger between RJRN and ReorgSub substantially in the form of Annex A to Exhibit E hereto (the "Reorganization Merger Agreement"). RJRN and ReorgSub will file a certificate of merger (with the Reorganization Merger Agreement attached as an exhibit) substantially in the form of Exhibit E hereto with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Reorganization Merger. The Reorganization Merger shall become effective at the time (the "Reorganization Effective Time") that the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at any later time as is specified in that certificate. As a result of the Reorganization Merger, (i) Holdings will retain all of the outstanding RJRN Common Stock and will receive (A) all of the outstanding Nabisco Shares and (B) the amount of cash that may be set forth in the Reorganization Merger Agreement and (ii) RJRN will be renamed "R.J. Reynolds Tobacco Holdings, Inc.".

           (c) Holdings will cause NameSub to merge with and into Holdings in the manner set forth in this Section 2.01(c) (the "Name Change Merger"), at which time the separate existence of NameSub shall cease, and Holdings shall be the surviving corporation. The Name Change Merger shall be effected in accordance with the DGCL pursuant to a plan of merger between Holdings and NameSub substantially in the form of Annex A to Exhibit F hereto (the "Name Change Plan of Merger"). Holdings and NameSub will file a certificate of merger (with the Name Change Plan of Merger attached as an exhibit) substantially in the form of Exhibit F hereto with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Name Change Merger. The Name Change Merger shall become effective at the time that the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at any later time as is specified in that certificate. As a result of the Name Change Merger, Holdings will be renamed "Nabisco Group Holdings Corp.", all as provided in the Name Change Plan of Merger.


                                    ARTICLE 3

                                THE DISTRIBUTION

         SECTION 3.01. Cooperation Before the Distribution. (a) As promptly as practicable after the date of this Agreement, Holdings and RJRN shall prepare, and Holdings shall file with the SEC and the NYSE, the Form 8-A, which will include as an exhibit the Information Statement. The Information Statement will set forth appropriate disclosure concerning RJRN and the Distribution. Holdings and RJRN shall use all commercially reasonable efforts to cause the Form 8-A (together with the Information Statement attached as an exhibit) to become effective under the 1934 Act as soon as practicable. After the Form 8-A (together with the Information Statement attached as an exhibit) has become effective, Holdings shall mail the Information Statement as promptly as practicable to the Holdings Stockholders of record as of the Record Date.

          (b) Holdings and RJRN shall cooperate in preparing and filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Distribution Documents.

          (c) Holdings and RJRN shall take all actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by the Distribution Documents.

          (d) As promptly as practicable, RJRN shall prepare, file and pursue an application to permit (i) the listing of shares of the RJRN Common Stock on the New York Stock Exchange and (ii) the name change of Holdings to "Nabisco Group Holdings Corp." pursuant to the Name Change Merger.

         SECTION 3.02. Holdings Board Action; Conditions Precedent to the Distribution. The Holdings Board shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. The parties agree that in no event shall the Distribution occur before (x) the consummation of the Debt Tender Offers/Consent Solicitations, the Reorganization Merger and the Name Change Merger and (y) each of the Holdings Board and the Board of Directors of RJRN have received an opinion, addressed and satisfactory to them, in their sole discretion, from American Appraisal Associates, Inc. (or another independent solvency firm selected by those boards of directors), and are otherwise satisfied in their sole discretion, as to matters relating to the solvency and adequacy of capital of Holdings, RJRN and RJRT both before and after giving effect to the RJRI Sale Closing and the consummation of the Debt Tender Offers/Consent Solicitations and the transactions contemplated by the Distribution Documents. In addition, the Distribution shall be subject to the satisfaction or waiver of those conditions that Holdings and RJRN shall deem necessary or advisable in connection with the Distribution.

         SECTION 3.03. The Distribution. Subject to the terms and conditions set forth or described in this Agreement, (i) on or before the Distribution Date, Holdings shall deliver to the Distribution Agent for the benefit of the Holdings Stockholders of record on the Record Date, a stock certificate or certificates, endorsed by Holdings in blank, representing all of the then outstanding shares of RJRN Common Stock owned by Holdings, (ii) the Distribution shall be effective as of the Effective Time and (iii) Holdings and RJRN shall instruct the Distribution Agent to distribute to, or make book-entry credits for, on or as soon as practicable after the Distribution Date, each Holdings Stockholder of record as of the Record Date one share of RJRN Common Stock for every three Holdings Common Shares so held. RJRN agrees to (x) provide all certificates for shares of RJRN Common Stock that Holdings shall require (after giving effect to Sections

3.04 and 3.05) in order to effect the Distribution and (y) take all necessary actions to adopt a book-entry stock transfer and registration system for RJRN effective as of the Distribution Date.

         SECTION 3.04. Stock Dividends. On or before the Distribution Date, RJRN shall issue to Holdings as a stock dividend the number of shares of RJRN Common Stock that are required to effect the Distribution, as certified by the Distribution Agent. In connection with the Distribution, Holdings shall deliver to RJRN for cancellation all of the share certificates currently held by it representing RJRN Common Stock.

         SECTION 3.05. Fractional Shares. All Holdings Stockholders of record as of the Record Date will receive fractional shares of RJRN Common Stock in the Distribution, except for those holders who (x) are entitled to receive a number of shares of RJRN Common Stock in the Distribution that is an integer, (y) will own less than one whole share of RJRN Common Stock in total at the Effective Time or (z) request a physical stock certificate for the RJRN Common Stock which those holders receive in the Distribution. No certificates or scrip representing fractional shares of RJRN Common Stock will be received by Holdings Stockholders in the Distribution. Holdings and RJRN will instruct the Distribution Agent to do the following, as soon as practicable after the Distribution Date: (a) to determine the number of whole shares and fractional shares of RJRN Common Stock allocable to each Holdings Stockholder of record as of the Record Date who (i) has requested a physical stock certificate or (ii) owns less than one whole share of RJRN Common Stock, (b) to aggregate all fractional shares held by those holders, and (c) to sell the whole shares attributable to the aggregate of those fractional shares, in open market transactions, in each case at the then prevailing market prices, and to cause to be distributed to each such holder, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income Tax purposes.


                                    ARTICLE 4

                                EMPLOYEE BENEFITS

         SECTION 4.01. Definitions. As used in this Article 4, the following terms have the following meanings:

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations under that Act.

         "Holdings CGP" means the Charitable Giving Plan for RJR Directors.

         "Holdings Director Stock Plan" means the Equity Incentive Award Plan for Directors and Key Employees of RJR Nabisco Holdings Corp. and
Subsidiaries, effective September 1, 1996, as amended and restated.

         "Holdings D.C. Plan" means the Deferred Compensation Plan for RJR Directors, effective November 16, 1998, as amended and restated.

         "Holdings Employees" means those individuals listed on the payroll records of any member of the Nabisco Group after the Distribution Date, or who are identified as a Holdings Employee on Schedule 4.01(a), and shall not include individuals who are RJRN Employees.

         "Holdings Employee Group" means all Holdings Employees and Holdings Retirees and their respective beneficiaries.

         "Holdings LTIP" means the RJR Nabisco Holdings Corp. 1990 Long Term Incentive Plan, effective April 16, 1997, as amended and restated.

         "Holdings Retirees" means those individuals who were employed by Holdings or any member of the Nabisco Group immediately before those individuals' retirement or other termination of employment from all members of the Nabisco Group and of the RJRN Group and Holdings or who are identified as Holdings Retirees on Schedule 4.01(a).

         "RJRN Employees" means those individuals listed on the payroll records of any member of the RJRN Group on the Distribution Date, who are identified as RJRN Employees on Schedule 4.01(b), or who after the Distribution Date become employed by any member of the RJRN Group, and shall not include individuals who are Holdings Employees.

         "RJRN Employee Group" means all RJRN Employees and RJRN Retirees and their respective beneficiaries.

         "RJRN Retirees" means those individuals who were employed by any member of the RJRN Group immediately before those individuals' retirement or other termination of employment from all members of the RJRN Group and of the Nabisco Group and Holdings or who are identified as RJRN Retirees on Schedule 4.01(b).

         "Supplemental Plans" means the RJRN Supplemental Benefits Plan, the RJRN Supplemental Executive Retirement Plan and the RJRN Additional Benefits Plan.

         "Welfare Benefits" means medical, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds or prepaid legal services; provided that Welfare Benefits do not include pensions on retirement or death or insurance to provide those pensions.

         SECTION 4.02. Employees. (a) RJRN shall, or shall cause a member of the RJRN Group to, assume, honor and be bound by the employment and/or severance agreements between or among any RJRN Employee and any member of the Nabisco Group and/or the RJRN Group.

          (b) Holdings shall, or shall cause a member of the Nabisco Group to, assume, honor and be bound by the employment and/or severance agreements between or among any Holdings Employee and any member of the Nabisco Group and/or the RJRN Group.

         SECTION 4.03. Qualified Defined Contribution Plans. (a) No member of the Nabisco Group shall have any obligation to make contributions to RJRN's Capital Investment Plan (the "RJRN 401(k) Plan") in respect of any member of the Holdings Employee Group or otherwise after the Distribution Date, except for accrued but unpaid employee and employer contributions, if any, relating to that employee's compensation earned before the Distribution Date.

          (b) Effective not later than the Distribution Date, Holdings shall, or shall cause a member of the Nabisco Group to, adopt or designate a defined contribution plan intended to qualify under Section 401(a) and Section 401(k) of the Code (the "Holdings 401(k) Plan") in which members of the Holdings Employee Group shall be eligible to participate on and after the Distribution Date to the same extent that those members were eligible to participate in the RJRN 401(k) Plan immediately before the Distribution Date.

          (c) Within 30 days after the adoption or designation of the Holdings 401(k) Plan or as soon as practicable thereafter, RJRN shall cause to be transferred to the Holdings 401(k) Plan cash or, to the extent provided below, other assets as the parties may agree, having a fair market value equal to the aggregate value of the account balances in the RJRN 401(k) Plan, and any allocable portion of any suspense account, as of the date of the plan asset transfer for each member of the Holdings Employee Group. The plan asset transfer contemplated by this Section 4.03 shall include any notes evidencing loans to members of the Holdings Employee Group from their account balances, securities acceptable to Holdings, RJRN Common Stock, if any, Holdings Common Shares, if any, and shares of the Class A Common Stock of Nabisco, if any, held in any such member's account and the balance in cash, and shall also include all qualified domestic relations orders, within the meaning of Section 414(p) of the Code, applicable to members of the Holdings Employee Group. The transfer of assets contemplated by this Section 4.03 shall be made only after Holdings has supplied to RJRN a written representation from Holdings (with appropriate indemnities) to the effect that the Holdings 401(k) Plan has been established in accordance with the Code and ERISA, and an agreement that Holdings will request a determination letter from the Internal Revenue Service ("IRS") and make any and all changes to the Holdings 401(k) Plan necessary to receive a favorable determination letter.

          (d) Holdings and RJRN shall cooperate with each other during the period beginning on the date hereof and ending on the date that the assets are transferred to the trust maintained under the Holdings 401(k) Plan to ensure the ongoing operation and administration of the RJRN 401(k) Plan and the Holdings 401(k) Plan with respect to the members of the Holdings Employee Group and the RJRN Employee Group. After that transfer of assets, Holdings shall assume all of the RJRN Group's liabilities under the RJRN 401(k) Plan with respect to each member of the Holdings Employee Group and the RJRN Group shall have no further liability, under this Agreement or otherwise, to any member of the Nabisco Group or any member of the Holdings Employee Group under the RJRN 401(k) Plan other than liability arising out of any breach of fiduciary duties or any non-exempt prohibited transaction occurring before that transfer of assets and liabilities.

         SECTION 4.04. Qualified Defined Benefit Plans. (a) As soon as practicable after and effective as of the Distribution Date, Holdings shall, or shall cause a member of the Nabisco Group to, adopt or designate a defined benefit plan ("Holdings Retirement Plan") that covers the members of the Holdings Employee Group that participate in the Retirement Plan for Employees of RJR Nabisco, Inc. ("RJRN Retirement Plan") immediately before the Distribution Date ("Transferred Participants") and meets the requirements of Section 401(a) of the Code. Holdings agrees that all service credited under the RJRN Retirement Plan as of the Distribution Date with respect to the Transferred Participants shall be credited under the Holdings Retirement Plan for all plan purposes, including eligibility, vesting and benefit accrual. Effective as of the Distribution Date, RJRN shall cause the Transferred Participants to cease further accrual of benefits under the RJRN Retirement Plan.

          (b) (i) As soon as practicable after the Distribution Date, RJRN shall cause to be transferred from the RJRN Retirement Plan to the Holdings Retirement Plan assets, in cash, equal to the amount of assets required by Section 414(l) of the Code in respect of Transferred Participants, based on allocating assets by priority categories described in Section 4044(a) of ERISA, as determined under (ii) below (the "414(l) Amount"), reduced by distributions, if any, from, and reasonable expenses of administration (consistent with past practice) under, the RJRN Retirement Plan for benefits or other purposes made with respect to the Transferred Participants from the Distribution Date through the date that the assets are transferred to the trust maintained under the Holdings Retirement Plan, plus or minus interest on the 414(l) Amount based on the actual rate of return on assets held in the Master Trust for the RJRN Retirement Plan net of that trust's fees and expenses from and including the Distribution Date through but excluding the transfer date. The 414(l) Amount shall be adjusted as may be required by the Pension Benefit Guaranty Corporation ("PBGC") or the IRS to maintain the status of the Holdings Retirement Plan or the RJRN Retirement Plan as an employee pension plan meeting the requirements of Section 401(a) of the Code. Within 30 days before the Distribution Date or as soon as practicable thereafter, Holdings and RJRN shall make any required governmental filings necessary to effect the asset transfers described in this Section, including the filing of IRS Form 5310-A.

              (ii) Watson Wyatt Worldwide ("RJRN's Actuary") shall be responsible for determining the 414(l) Amount. RJRN's Actuary shall make this determination as of the Distribution Date on the basis of the PBGC's safe harbor assumptions set forth in Treasury Regulation Section 1.414(l)-1(b)(5)(ii). In connection therewith, RJRN shall cause RJRN's Actuary to determine the amounts of charges and credits to the funding standard account under Section 412 of the Code, the funding standard account credit balance and the annual amortization charges and credits (those amounts determined under the provisions of IRS Revenue Ruling 81-212 and other applicable guidance) to be allocated between the RJRN Retirement Plan and the Holdings Retirement Plan as a result of the transfer of assets and liabilities anticipated under this Section 4.04. Those amounts shall be determined without regard to use of the de minimis option contained in that revenue ruling and the regulations promulgated under Section 414(l) of the Code. The actuarial calculations of RJRN's Actuary in determining the 414(l) Amount shall be reviewed by an actuarial firm designated by Holdings ("Holdings Actuary"). If there is a dispute between RJRN's Actuary and Holdings Actuary, those actuaries shall agree on the appointment of an independent enrolled actuary associated with a nationally-recognized actuarial firm to review the calculations of each of those actuaries. The decisions of this third party actuary shall be final, unappealable and binding on all parties. RJRN and Holdings shall bear the fees and expenses of that third party actuary equally

              (iii) The transfer of assets contemplated by this Section 4.04 shall be made only after Holdings has supplied to RJRN (x) a written representation from Holdings (with appropriate indemnities) to the effect that the Holdings Retirement Plan has been established in accordance with the Code and ERISA, and an agreement that Holdings will request a determination letter from the IRS and make any and all changes to the Holdings Retirement Plan necessary to receive a favorable determination letter and (y) information enabling RJRN's Actuary to issue the certification required by Section 414(l) of the Code (Form 5310-A). Holdings and RJRN shall cooperate with each other during the period beginning on the date hereof and ending on the last day that those assets are transferred to the trust maintained under the Holdings Retirement Plan to ensure the ongoing operation and administration of the RJRN Retirement Plan and the Holdings Retirement Plan with respect to the Transferred Participants.

              (iv) The assets to be transferred to the trust maintained under the Holdings Retirement Plan shall be held, invested and distributed as required under the RJRN Retirement Plan and the related trust thereunder for the benefit of Holdings Plan Participants after the Distribution Date, pending the transfer to the trust maintained under the Holdings Retirement Plan pursuant to this Section 4.04. Holdings and RJRN shall use their best efforts to effectuate the above transfer as promptly as possible after the Distribution Date.

              (v) After the transfer of assets and liabilities from the RJRN Retirement Plan to the Holdings Retirement Plan has occurred as provided in this Section, RJRN and the members of the RJRN Group shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to the Transferred Participants under the RJRN Retirement Plan other than liability arising out of any breach of fiduciary duties or any nonexempt prohibited transaction occurring before that transfer of assets and liabilities.

         SECTION 4.05. Supplemental Benefit Plans. (a) All liabilities under the Supplemental Plans to the extent applicable to any member of the Holdings Employee Group and any assets allocable to those liabilities shall be transferred to and assumed by Holdings as of the Distribution Date ("Holdings Supplemental Assets and Liabilities").

          (b) RJRN shall retain all liabilities, and any assets allocable to those liabilities, to the extent applicable to any member of the RJRN Employee Group under the Supplemental Plans ("Retained Supplemental Assets and Liabilities").

         SECTION 4.06. Welfare Benefit Plans. (a) (i) Effective as of the Distribution Date, no member of the Holdings Employee Group shall be eligible to participate in any "Employee Welfare Benefit Plan" (within the meaning of Section 3(1) of ERISA) sponsored by RJRN or any member of the RJRN Group and, except as set forth in Section 4.06(c) and except for life insurance claims in respect of any member of the Holdings Employee Group who dies on or before the Distribution Date, neither RJRN nor any member of the RJRN Group shall have any liability after the Distribution Date for Welfare Benefits of any member of the Holdings Employee Group.

              (ii) RJRN shall be responsible for all Welfare Benefits payable to or in respect of each member of the RJRN Employee Group regardless of whether the event(s) giving rise to payment of those benefits occurred before, on or after the Distribution Date.

          (b) (i) Effective as of the Distribution Date, Holdings shall establish or designate one or more Employee Welfare Benefit Plans as Holdings, in its sole discretion shall determine, covering members of the Holdings Employee Group.

              (ii) Except as set forth in Section 4.06(c), Holdings shall be responsible for all Welfare Benefits payable after the Distribution Date to or in respect of each member of the Holdings Employee Group including, without limitation, post-employment medical, dental and life insurance benefits, if any.

          (c) Expenses incurred by each member of the Holdings Employees Group under RJRN's medical and dental plans during the year that includes the Distribution Date shall be taken into account for purposes of satisfying deductible and coinsurance requirements and satisfaction of out-of-pocket provisions of Holdings' medical and dental plans for that year. RJRN shall retain liability for all medical or dental claims incurred before the Distribution Date by any member of the Holdings Employee Group. For purposes of this Section 4.06, a medical or dental claim shall be deemed "incurred" when the relevant service is provided or item is purchased.

         SECTION 4.07. Employee Stock Options and Restricted Stock. (a) All options outstanding under the Holdings LTIP on the Distribution Date and held by members of the Holdings Employee Group shall be equitably adjusted pursuant to the terms of that LTIP to reflect the Distribution. After that equitable adjustment, all of those options shall continue to relate to Holdings Common Shares.

          (b) Each option outstanding under the Holdings LTIP on the Distribution Date and held by a member of the RJRN Employee Group shall be equitably adjusted pursuant to the terms of that LTIP to reflect the Distribution. Following that equitable adjustment, 50% in value (as may be equitably determined pursuant to the Holdings LTIP) of each of those adjusted options shall continue to relate to Holdings Common Shares and 50%, in value, as so determined, shall relate to shares of RJRN Common Stock.

         (c)(i) Before the Distribution, Holdings shall take the action under the Holdings LTIP that it deems necessary to ensure that each holder of shares of "Restricted Stock" (as defined in the Holdings LTIP) shall receive pursuant to the Distribution that number of shares of RJRN Common Stock that that holder would have received pursuant to the Distribution if that Restricted Stock had been 100% vested immediately before the Distribution Date; provided, however, that the shares of RJRN Common Stock so distributed shall be forfeitable and subject to the same restrictions on transfer as the shares of Restricted Stock in respect of which those shares of RJRN Common Stock were distributed, as modified to effectuate clause (ii) of this Section 4.07(c) ("RJRN Restricted Shares").

         (ii) If any RJRN Restricted Shares or shares of Restricted Stock are forfeited, those shares shall be forfeited only to RJRN or Holdings, respectively. It is understood and agreed that, without in any way affecting the rights of any holder of any Restricted Shares or any shares of Restricted Stock, on and after the Distribution Date, (x) none of the member companies or other business entities of the Nabisco Group shall have any interest in or rights to RJRN Restricted Shares and (y) none of the member companies or other business entities of the RJRN Group shall have any interest in or rights to Restricted Stock.

         SECTION 4.08. Outside Director Benefits. (a) All options or other stock-based awards outstanding under the Holdings Director Stock Plan on the Distribution Date and held by any current or former non-employee director shall be equitably adjusted pursuant to the terms of that Plan to reflect the Distribution. Following that equitable adjustment, all of those options or other stock-based awards shall continue to relate to Holdings Common Shares. Holdings shall retain all liabilities and related assets, if any, under the Holdings Director Stock Plan.

          (b) Effective as of the Distribution Date, the number of stock credits in each participant's account in the Holdings D.C. Plan shall be equitably adjusted pursuant to the terms of that D.C. Plan to reflect the Distribution. Following that equitable adjustment, all of those stock credits shall continue to relate to Holdings Common Shares. Holdings shall retain all liabilities and related assets, if any, under the Holdings D.C. Plan.

          (c) Holdings shall retain all liabilities, and any assets allocable to those liabilities, under the Holdings CGP.

          (d) Holdings shall retain all liabilities and related assets, if any, relating to life insurance, automobile insurance, excess liability insurance, business travel accident insurance and matching grants, in each case relating to all current and former directors of Holdings.

         SECTION 4.09.  Deferred Compensation.

          (a) (i) All deferred compensation liabilities to the extent applicable to any member of the Holdings Employee Group, and any assets allocable to those liabilities, shall be transferred to and assumed by Holdings as of the Distribution Date ("Holdings Deferred Compensation Assets and Liabilities").

         (ii) Effective as of the Distribution Date, any Holdings Employee's deferred compensation denominated in stock credits shall be equitably adjusted to reflect the Distribution. After that equitable adjustment, that stock credit shall relate to Holdings Common Shares.

          (b) (i) RJRN shall retain all deferred compensation liabilities, and any assets allocable to those liabilities, to the extent applicable to any member of the RJRN Employee Group under the Deferred Compensation Plans ("Retained Deferred Compensation Assets and Liabilities").

         (ii) Effective as of the Distribution Date, any RJRN Employee's deferred compensation denominated in stock credits shall be equitably adjusted to reflect the Distribution.

         SECTION 4.10. Employee Benefit Transition Services. Pursuant to and on the terms and conditions set forth in Schedule 4.10 hereto, each party agrees
(i) to provide certain administrative services to the other parties in respect of the members of the RJRN Employee Group and the Holdings Employee Group, including but not limited to payroll services, record keeping services and claims processing services and (ii) to cover those members under the employee plans and benefit arrangements set forth in Schedule 4.10 and to provide claims processing services in respect of those employees, in both cases for the period set forth in that Schedule. The continuation of coverage and administrative services contemplated by this Section 4.10 shall not affect the allocation of liabilities and obligations as set forth in this Article 4.

         SECTION 4.11. COBRA. (a) As of the Distribution Date, Holdings shall, or shall cause a member of the Holdings Group to, assume RJRN's obligations and responsibilities with respect to health care benefits provided, and to be provided, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA Coverage") to each member of the Holdings Employee Group.

          (b) RJRN shall, or shall cause a member of the RJRN Group to, retain the obligation and responsibility to provide COBRA Coverage to each member of the RJRN Employee Group.

         SECTION 4.12. Third Party Beneficiaries. No provision of this Article 4 shall (a) create any third party beneficiary rights in any person (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment with Holdings, the RJRN Group or the Nabisco Group, (b) create any rights in any persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or benefit arrangement sponsored or to be sponsored by Holdings or any member of the RJRN Group or the Nabisco Group, or (c) otherwise establish or create any rights on the part of any third party.

         SECTION 4.13. WARN Act. (a) RJRN will be responsible for providing any notification that may be required under the Workers Adjustment and Retraining Notification Act ("WARN Act") with respect to any RJRN Employees on or after the Distribution Date.

          (b) Holdings will be responsible for providing any notification that may be required under the WARN Act with respect to any Holdings Employees on or after the Distribution Date.


                                    ARTICLE 5

                             CERTAIN RJRN COVENANTS

         SECTION 5.01. Certain Definitions. As used herein, the following terms have the following meanings:

       "Capital Stock" means (i) in the case of a corporation, corporate stock;
(ii) in the case of an association, limited liability company or business entity, shares, participations, rights, membership or other interests or other equivalents of corporate stock; (iii) in the case of a partnership, limited or general partnership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

       "Cash Net Income" means, for any period, the consolidated net income
(loss) of RJRN and its consolidated subsidiaries for that period, excluding (i) all amortization and depreciation of trademarks and goodwill for that period;
(ii) all extraordinary or restructuring non-cash losses, charges and expenses incurred in that period; (iii) all extraordinary non-cash gains realized in that period; (iv) all earnings in that period attributable to Equity Interests in Persons that are not Subsidiaries of RJRN, except and only to the extent that RJRN or its Subsidiaries actually receive cash dividends or distributions with respect to those Equity Interests; and (v) the cumulative effect on consolidated net income of any change in GAAP and/or any change in the method of accounting of RJRN or its consolidated subsidiaries. All of these adjustments will be made only to the extent that they are reflected in consolidated net income (loss) for the period in question and only after giving effect to any related net tax benefit or expense. Except as set forth above, the determination of Cash Net Income shall be made in accordance with GAAP; provided that (x) all cash restructuring charges and (y) all losses, charges and expenses incurred in connection with the settlement(s) of any Tobacco Claim(s) that are otherwise required to be accrued under GAAP on or before the date of the agreement to settle those Tobacco Claim(s) shall, in each case, be amortized on a straight-line basis using a six-year amortization schedule.

        "Equity Interest" means any Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "GAAP" means generally accepted accounting principles in the United States as in effect at any time, applied on a basis consistent with RJRN's most recent audited financial statements.

        "Guarantee" means any direct or indirect guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) of another Person's Indebtedness if the primary purpose of that guarantee is to protect the holder of that Indebtedness against loss, including, but not limited to, the grant of any security or similar interest for that purpose (whether or not liability for that Indebtedness is assumed).

        "Indebtedness" means, without duplication, (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (v) all obligations to purchase securities or other property that arise out of the sale of the same or substantially similar securities or other property; (vi) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument; and (vii) all Guarantees (but only to the extent of those Guarantees).

        "Investment" means an investment (whether acquired directly, indirectly or by assumption, operation of law or otherwise) in another Person (including an Affiliate) in the form of a direct or indirect advance, a loan or other extension of credit (including, but not limited to, by way of Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that would be recorded as accounts receivable on a consolidated balance sheet prepared in accordance with GAAP), a capital contribution or a purchase or other acquisition of Indebtedness, Equity Interests, derivative instruments or other securities issued by that Person (other than any bona fide hedging transaction entered into with a financial institution), as well as any other item that would be classified as an investment on a consolidated balance sheet prepared in accordance with GAAP.

"Invest" has the correlative meaning.

        "Investment Grade" means that the RJRN Debt is rated at least BBB- by Standard & Poor's Ratings Services and at least Baa3 by Moody's Investors Service, Inc.; provided that, if no RJRN Debt is outstanding at that time, then the RJRN Debt shall be deemed to be rated at those ratings that the Rating Agencies assign to Indebtedness of RJRN having the hypothetical characteristics of the RJRN Debt on a "shadow rating" or "indicative rating" basis.

       "Measurement Period" means the period from the beginning of the first full fiscal quarter of RJRN ending after the Distribution Date to the end of the last fiscal quarter of RJRN for which consolidated financial statements have been provided to Holdings pursuant to Section 6.07.

       "Net Cash Proceeds" means an amount equal to the cash proceeds actually received by RJRN from the issuance of its Equity Interests, other than Redeemable Equity Interests, from Persons other than its Affiliates, less all expenses (including fees or commissions of attorneys, accountants, underwriters, financial advisors and other agents or consultants) incurred by RJRN or any of its Subsidiaries in respect of that transaction.

       "Officer's Certificate" means a certificate signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Comptroller of RJRN.

       "Qualified Opinion" means a written opinion of a nationally recognized investment banking firm, which opinion and firm shall be reasonably satisfactory to Holdings.

       "Rating Agencies" means Standard & Poor's Ratings Services and Moody's Investors Service, Inc., and their respective successors.

       "Redeemable Equity Interest" means any Equity Interest that is (i) subject to any mandatory redemption (whether scheduled, upon the occurrence of specified events or otherwise); (ii) redeemable at the option of its holder; or
(iii) convertible into or exchangeable for Equity Interests described in clause
(i) or (ii).

       "Restricted Payment" means (i) any dividend or distribution on account of any Equity Interests of RJRN or any of its Subsidiaries and (ii) the purchase, redemption or other acquisition or retirement for value of the Equity Interests of RJRN or any of its Subsidiaries (including, but not limited to, any purchase, redemption or other acquisition or retirement for value of those Equity Interests by way of a merger, consolidation, business combination, restructuring or recapitalization); provided that the following are not Restricted Payments:
(1) dividends or distributions payable solely in the Capital Stock (other than Redeemable Equity Interests) of RJRN; (2) dividends or distributions payable solely to RJRN or any of its wholly owned Subsidiaries; (3) pro rata dividends or distributions on the Capital Stock of any Subsidiary of RJRN that is not wholly owned by RJRN or its Subsidiaries; (4) acquisitions of Equity Interests from RJRN or its Subsidiaries (including, but not limited to, acquisitions upon original issuance); and (5) redemptions, repurchases or other retirements or acquisitions for value from employees, officers and directors of RJRN and its Subsidiaries of Equity Interests of RJRN or its Subsidiaries issued pursuant to the terms of board-approved benefit plans, so long as the aggregate purchase price paid for all of those redeemed, repurchased, retired or acquired Equity Interests shall not exceed $15 million in any fiscal year.

        "RJRN Debt" means the long-term senior unsecured public debt of RJRN that is guaranteed on an unsecured basis by RJRT.

         SECTION 5.02. Restricted Payments. (a) Subject to Section 5.04, RJRN will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare, make or pay any Restricted Payment unless:

              (i) the Restricted Payment is RJRN's regularly scheduled quarterly cash dividend and the amount per share of that Restricted Payment does not exceed the amount per share of its last regularly scheduled quarterly cash dividend (appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, spin-off or other recapitalization); or

              (ii) the sum of the aggregate amount of that Restricted Payment, together with the amounts of all other Restricted Payments paid or made by RJRN or any of its Subsidiaries after the date of this Agreement, does not exceed the sum of (x) $300 million, plus (y) 60% of the Cash Net Income (or, if Cash Net Income is negative, less 100% of the deficit) during the Measurement Period, plus (z) 100% of the Net Cash Proceeds from the issuance of Equity Interests of RJRN during the Measurement Period; or

              (iii) the RJRN Debt is Investment Grade and RJRN delivers to Holdings, at least 30 days before the declaration or other RJRN Board approval of that Restricted Payment, a Qualified Opinion, dated no earlier than 45 days before its delivery to Holdings, that the RJRN Debt is reasonably likely to remain Investment Grade after giving effect to that Restricted Payment; or

              (iv) the Restricted Payment is the payment of a dividend within 60 days of its declaration if the dividend was permitted at the time of declaration.

        (b) The amount of any non-cash Restricted Payment shall equal its fair market value as determined in good faith by a resolution of the RJRN Board and set forth in an Officer's Certificate delivered to Holdings at least 30 days before the date of its declaration, in the case of a dividend, or payment, in the case of any other Restricted Payment.

        SECTION 5.03. Prohibition on Certain Leveraged Transactions and Other Mergers. (a) Subject to Section 5.04 , RJRN will not, and will not permit any of its Subsidiaries to, (i) directly or indirectly, assume or Guarantee the Indebtedness of, or Invest in, any Person, (ii) enter into any transaction in connection with which RJRN or any Subsidiary will, directly or indirectly, assume or Guarantee the Indebtedness of, or Invest in, any Person or (iii) enter into a merger, consolidation or other business combination with any Person that has Indebtedness or Investments in another Person, if the Guarantee or the proceeds of the Indebtedness or Investments have been or will be used, directly or indirectly, to acquire or finance the acquisition of any Equity Interests of RJRN or any of its Subsidiaries.

        (b) Section 5.03(a) shall not apply (i) to the use by RJRN or any of its Subsidiaries of the proceeds of any Guarantee, Indebtedness or Investment to finance the purchase, redemption or other acquisition or retirement for value of Equity Interests of RJRN or any of its Subsidiaries by RJRN or any of those Subsidiaries (including, but not limited to, any purchase or other acquisition upon original issuance of any such Equity Interests), so long as that purchase, redemption or other acquisition or retirement for value is not prohibited by
Section 5.02 or (ii) if RJRN delivers to Holdings a Qualified Opinion that neither Rating Agency has reduced, or is reasonably likely to reduce, the rating of RJRN Debt below Investment Grade or, if before the announcement of that transaction the rating of the RJRN Debt is already below Investment
Grade, further below Investment Grade, as a result of the proposed or any related transaction(s) and any announcement relating thereto.

       (c) Neither RJRN nor RJRT shall merge, combine, consolidate or enter into a business combination with, or sell all or substantially all of that party's assets to, the other party.

       SECTION 5.04. Termination. All of the obligations of RJRN and its Subsidiaries under this Article 5, except those set forth in Section 5.03(c) which shall survive, and under Section 6.07(a) shall terminate on the twelfth anniversary of the date of this Agreement.


                                    ARTICLE 6

                              ACCESS TO INFORMATION

        SECTION 6.01. Provision of Corporate Records. Immediately before or as soon as practicable after the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records and data (including, but not limited to, minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business and affairs; provided that if any of those documents, contracts, books, records or data relate to both Groups or both of their businesses and operations, each Group shall provide to the other Group when and if requested true and complete copies of those documents, contracts, books, records or data.

        SECTION 6.02. Access to Information. After the Distribution Date, each Group shall promptly provide reasonable access during normal business hours to the other Group and its directors, officers, employees, accountants, counsel and other designated representatives to all documents, contracts, books, records, Defense Materials, computer data and other data in that Group's possession relating to the other Group or its business and affairs (other than data and information subject to an attorney/client or other privilege that is not subject to the provisions of the Joint Defense Agreements or any other joint defense arrangements between a member or members of one Group and a member or members of another Group), to the extent that that access is reasonably requested by the other Group, including, but not limited to, for audit, accounting, litigation and disclosure and reporting purposes.

        SECTION 6.03. Future Litigation and Other Proceedings. Each Group shall use all commercially reasonable efforts to make its directors, officers, employees and representatives available as witnesses to the other Group and its accountants, counsel and other designated representatives, upon written request. Additionally, each Group shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group's business and operations in which the requesting party may periodically be involved.

        SECTION 6.04. Reimbursement. Except and to the extent that any member of one Group is obligated to indemnify any member of the other Group under either
Article 7 or Article 8 for that cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 and 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may reasonably be incurred in providing such information, witnesses or cooperation.

        SECTION 6.05. Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall retain, and shall cause the members of its Group to retain, all information relating to the other Group's business and operations in accordance with the past practice of that party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any of that information at any time, provided that, for a period of five years after the Effective Time, before destruction or disposal, (i) that party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (ii) if the recipient of that notice shall request in writing before the scheduled date for destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to that requesting party, the party proposing the destruction or disposal shall promptly deliver to that requesting party the information that was requested at the expense of the requesting party.

        SECTION 6.06. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants, attorneys and advisors ("Representatives") to hold in strict confidence all information (other than any information relating primarily to the business or affairs of that party) concerning the other party unless and to the extent that (i) that party is compelled to disclose that information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) that information can be shown to have been (A) in the public domain through no fault of that party, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources or (C) acquired or developed independently by that party without violating this Section or any other confidentiality agreement with the other party. Notwithstanding the foregoing, a party may disclose that information to its Representatives so long as those Representatives are informed by that party of the confidential nature of that information and are directed by that party to treat that information confidentially. Each party shall be responsible for any breach of this Section by its Representatives. If a party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section, that party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive that party's compliance with this Section. If no such protective order or other remedy is obtained or waiver granted, that party will furnish only the portion of the information that it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded that information. Each party agrees to be liable for any breach of this Section by it and its Representatives. Without prejudice to the rights and remedies of either party to this Agreement, if either party breaches or threatens to breach any provision of this Section, the other party shall be entitled to equitable relief by way of an injunction.

         SECTION 6.07. Delivery of Officer's Certificates. RJRN will deliver to
Holdings:

        (a) subject to Section 5.04, not later than 5 Business Days before RJRN or any of its Subsidiaries declares or otherwise agrees to make any Restricted Payment, other than any Restricted Payment made pursuant to Section 5.02(a)(i), an Officer's Certificate stating that that Restricted Payment, is permitted and setting forth the basis upon which the calculations or determinations required by Section 5.02 or Section 5.04, as applicable, were computed; and

        (b) within 5 Business Days of receipt thereof, any letters prepared by any in-house counsel or outside counsel of RJRN or RJRT that (i) are delivered to RJRN's independent auditor and (ii) relate to any Tobacco Claims or any other litigation-related letters delivered to RJRN's auditors.

        SECTION 6.08. Inapplicability of Article to Tax Matters. Notwithstanding anything to the contrary in this Article 6, Article 6 shall not apply to information, records and other matters relating to Taxes, all of which shall be governed by the Tax Sharing Agreement.


                                    ARTICLE 7

                   INDEMNIFICATION FOR NON-TOBACCO LIABILITIES

        SECTION 7.01. RJRN Indemnification of the Nabisco Group for Certain Liabilities. (a) Subject to Section 7.03, on and after the Distribution Date, RJRN and RJRT shall indemnify and hold harmless each member of the Nabisco Group and their respective directors, officers and employees (each, a "Nabisco Indemnitee") from and against any and all Liabilities incurred or suffered by any Nabisco Indemnitee arising out of (i) any and all RJRN Group Liabilities and
(ii) the breach by any member of the RJRN Group of any obligation under (x) this Agreement or (y) any of the other Distribution Documents, other than the Tax Sharing Agreement and the Intercompany Services Agreement.

        (b) Subject to Section 7.03, RJRN and RJRT shall indemnify and hold harmless each Nabisco Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to RJRN in writing by Holdings or any member of the Nabisco Group expressly for use therein.

        (c) Subject to Section 7.03, RJRN and RJRT shall indemnify and hold harmless each Nabisco Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Nabisco Group pursuant to the 1933 Act or the 1934 Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission (i) relating primarily to the Tobacco Business, if that statement or omission was made or occurred before or at the Effective Time or (ii) based upon information that is either furnished to Holdings by any member of the RJRN Group or incorporated by reference by Holdings from any filings made by any member of the RJRN Group with the SEC under the 1933 Act or the 1934 Act, if that statement or omission was made or occurred after the Effective Time.

        SECTION 7.02. Holdings Indemnification of RJRN Group. (a) Subject to
Section 7.03, on and after the Distribution Date, Holdings shall indemnify and hold harmless each member of the RJRN Group and their respective directors, officers and employees (each, an "RJRN Indemnitee") from and against any and all Liabilities incurred or suffered by any RJRN Indemnitee arising out of (i) any Nabisco Group Liabilities or (ii) the breach by any member of the Nabisco Group of any obligation under (x) this Agreement or (y) any of the other Distribution Documents, other than the Tax Sharing Agreement and the Intercompany Services Agreement.

        (b) Subject to Section 7.03, Holdings shall indemnify and hold harmless each RJRN Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information (i) relating primarily to the Food Business, if that statement or omission was made or occurred before or at the Effective Time or (ii) that is either furnished to RJRN by any member of the Nabisco Group or incorporated by reference by RJRN from any filings made by any member of the Nabisco Group with the SEC under the 1933 Act or the 1934 Act, if that statement or omission was made or occurred after the Effective Time.

        SECTION 7.03. Third-Party Rights; Tax Benefits. Any indemnification pursuant to Section 7.01 or Section 7.02 shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section 7.01 or Section 7.02, (ii) relieved of the responsibility to pay any claims to which it is obligated or
(iii) entitled to any subrogation rights with respect to any obligation under
Section 7.01 or Section 7.02.

        SECTION 7.04. Notice and Payment of Claims. If any Nabisco Indemnitee or RJRN Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under
Article 7 of this Agreement (other than in connection with any Action subject to Sections 7.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

        SECTION 7.05. Notice and Defense of Third-Party Claims (Other than Tobacco Claims). Promptly after the earlier of receipt of (i) notice that a third party has commenced an Action (other than a Tobacco Claim) against or otherwise involving any Indemnified Party or (ii) information from a third party alleging the existence of a claim (other than a Tobacco Claim) against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article 7 of this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 7.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 7.05; provided that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged liability and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

        SECTION 7.06. Contribution. If for any reason the indemnification provided for in Section 7.01 or 7.02 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the Business and Group to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

                                    ARTICLE 8

                     INDEMNIFICATION FOR TOBACCO LIABILITIES

        SECTION 8.01. Notice and Defense of Tobacco Claims Against RJRN; Tobacco Claims Against Holdings or Other Members of the Nabisco Group. (a) As promptly as reasonably practicable after the earlier of receipt of notice that an Action has been commenced in respect of any Tobacco Claim against RJRN, or receipt of information alleging the existence of a Tobacco Claim against RJRN (an "RJRN Tobacco Claim"), RJRN shall give Holdings written notice thereof. Holdings shall
(x) have the right to assume and control the defense of that RJRN Tobacco Claim on behalf of RJRN if, in the reasonable judgment of Holdings, that RJRN Tobacco Claim is in any way based upon allegations of conduct, acts, omissions, research, statements, warnings, health effects or exposure, occurring, arising or suffered on or before the date of this Agreement and (y) be deemed to have assumed, and be in control of, that defense, unless Holdings provides written notice to RJRN to the contrary within 15 days of Holdings' receipt of notice of that RJRN Tobacco Claim from RJRN. RJRN agrees that, on and as of the date of this Agreement, Holdings has assumed and is in control of all RJRN Tobacco Claims in respect of which an Action has been commenced on or before the date of this Agreement.

        (b) If Holdings has assumed, or is deemed to have assumed, the defense of an RJRN Tobacco Claim, Holdings shall (i) conduct the defense of that RJRN Tobacco Claim in good faith, in consultation with RJRN and (ii) have the right, after good faith consultation with RJRN, to appoint and retain lead counsel and such other counsel as Holdings may deem necessary or appropriate to defend that RJRN Tobacco Claim; provided that RJRN shall have the right to participate with its own counsel in the defense of any and all RJRN Tobacco Claims; provided, further that it is understood and agreed that any counsel appointed and retained on or before the date of this Agreement to defend any RJRN Tobacco Claim in respect of which an Action has been commenced on or before the date of this Agreement shall be deemed to have been appointed and retained by Holdings for all purposes and RJRN shall be deemed to have consented to that appointment and retention. Holdings may not settle or compromise any RJRN Tobacco Claim without the prior written consent of RJRN, which consent shall not be unreasonably withheld.

        (c) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Tobacco Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested or otherwise material in connection with that defense. RJRN and RJRT shall bear the out-of-pocket fees and expenses of that cooperation, as contemplated by
Section 8.02.

        (d) Holdings shall conduct and control the defense of any Tobacco Claim against any Nabisco Indemnitee and have the right to appoint and retain lead counsel and such other counsel as Holdings may deem necessary or appropriate to defend that Tobacco Claim. Holdings may not settle or compromise any Tobacco Claim against any Nabisco Indemnitee for which indemnification is sought under this Agreement, without the prior written consent of RJRN.

        SECTION 8.02. Indemnification of Nabisco Indemnitees for Tobacco Liabilities. (a) Tobacco Liability Indemnity. On and after the Distribution Date, each of RJRN and RJRT shall, jointly and severally, indemnify and hold harmless each Nabisco Indemnitee from and against any and all Liabilities incurred or suffered by that Nabisco Indemnitee arising out of, based upon or relating in any way, in whole or in part, to Tobacco Liabilities.

        (b) Procedures for Indemnification of Tobacco Liabilities. The procedures for payment and satisfaction of the indemnification obligations of RJRN and RJRT set forth in Section 8.02(a) shall be the following:

              (i) Payment of Fees and Expenses. RJRN and/or RJRT shall pay all expenses of investigation, all attorneys' fees and all out-of-pocket expenses incurred by or on behalf of RJRN, RJRT and any Nabisco Indemnitee in investigating or defending against any and all RJRN Tobacco Claims and all Tobacco Claims against any Nabisco Indemnitee, on a current basis, but in any event within 15 Business Days of any written demand by Holdings for either party to make that payment or payments. Each written demand by Holdings for indemnification under this Section 8.02(b)(i) shall include documentation for the fees and expenses for which Holdings demands indemnification under this Section 8.02(b)(i). Any cash disbursements made by any Nabisco Indemnitee with respect to those fees and expenses shall be deemed advances made on behalf of and for the benefit of RJRN and/or RJRT, and shall be amounts from and against which that Nabisco Indemnitee is indemnified pursuant to this
        Section 8.02(b)(i).

              (ii) Payment in Respect of Certain Other Tobacco Liabilities. RJRN and/or RJRT shall pay to the relevant Nabisco Indemnitee (whether or not the obligation to pay, or the amount of the obligation, is in dispute), within 15 Business Days of any written demand by Holdings to RJRN and RJRT that RJRN and/or RJRT make that payment or payments, the amount in cash specified in that demand that Holdings reasonably believes is necessary to do any or all of the following: (x) to satisfy and discharge any and all obligations under any judgment, assessment, arbitral award, fine, penalty or other order or ruling, (y) to appeal, seek a stay, judicial review, injunction, mandamus or other relief to prevent the enforcement of any judgment, arbitral award, fine, penalty or other order or ruling against it (including, without limitation, the posting of any bond with respect to any such relief) or (z) subject to the last sentence of Section 8.01(b), to settle or resolve, in each case any Tobacco Claims against any Nabisco Indemnitee or any RJRN Tobacco Claim. Each written demand by Holdings for indemnification under this
        Section 8.02(b)(ii) shall include a calculation of the amount of the indemnification claim and any related documentation of the amount for which Holdings demands indemnification under this Section 8.02(b)(ii). Neither RJRN nor RJRT may object to its liability for, or the amount of any payment to be made pursuant to, this Section 8.02(b)(ii) before making that payment and neither RJRN nor RJRT shall be entitled to any right of set-off with respect thereto.

        (c) Responsibility For Expenses Incurred in Enforcing this Article 8. Each of RJRN and RJRT shall, jointly and severally, indemnify and hold harmless each Nabisco Indemnity from and against all expenses of investigation, all attorney's fees, all out-of-pocket expenses and all other Liabilities incurred by or on behalf of any Nabisco Indemnitee in any and all Actions seeking to enforce the obligations of RJRN and/or RJRT under this Article 8. Holdings shall provide documentation to RJRN and RJRT of the fees, expenses and Liabilities for which it seeks indemnification under this Section 8.02(c).

        SECTION 8.03. Preservation of Historical Privileges. Each of RJRN, RJRT and Holdings acknowledges and agrees that those parties have prepared and litigated the Tobacco Claims and other Actions or threatened Actions in which the parties have a common interest on and before the Effective Time pursuant to the Joint Defense Agreements and hereby reaffirms that party's intent to continue, to the maximum extent permitted by law, to prepare and litigate all Tobacco Claims and other Actions or threatened Actions in which the parties have a common interest after the Effective Time pursuant to the terms of those Joint Defense Agreements. Each of RJRN, RJRT and Holdings further agrees, to the maximum extent permitted by law, not to make any statement, take any action or fail to make any statement or take any action, in each case, of any kind whatsoever that foreseeably could have the effect of compromising the existence and protections of the attorney-client privilege, the work product doctrine and other applicable privileges or protections that existed for Defense Materials exchanged on or before the Effective Time between or among Holdings, RJRN or RJRT (whether at law or equity or pursuant to any of the Joint Defense Agreements) in respect of all Defense Materials prepared before the Effective Time. Without limiting the generality of the foregoing, and to the maximum extent permitted by law, none of Holdings, RJRN or RJRT may waive, undermine or fail to defend, any such privilege or protection, or take any action, or fail to take any action, that could result in the disclosure of any of those Defense Materials to any third party that would have the effect of waiving or undermining that privilege or protection, in either case without the prior written consent of the affected or nondisclosing party or parties.

        SECTION 8.04. Third Party Rights; Tax Benefits. Any indemnification pursuant to Section 8.02 shall be paid net of any tax benefit to the Nabisco Indemnitee attributable to the relevant payment. The determination of any such tax benefit shall take into account all tax consequences to the Nabisco Indemnitee in connection with the relevant payment and with any transactions resulting in that payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third party beneficiary or otherwise) that would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Section 8.02.


                                    ARTICLE 9

                            CERTAIN OTHER AGREEMENTS

        SECTION 9.01. Intercompany Accounts. Except for any amounts owed by Nabisco to RJRN or by RJRN to Nabisco, which amounts shall be paid in the ordinary course of business, and except as otherwise provided in any of the other Distribution Documents, all intercompany receivable, payable and loan balances existing as of the Distribution Date between any member of the Nabisco Group and any member of RJRN Group will be deemed to have been paid in full by the party or parties owing any such obligation on and as of (i) the Reorganization Effective Time, in the case of any such account between Nabisco and its Subsidiaries, on the one hand, and RJRN and its Subsidiaries (other than Nabisco and the Subsidiaries of Nabisco), on the other hand, and (ii) the Effective Time, in the case of any such account between Holdings, on the one hand, and any member of the RJRN Group (other than Holdings), on the other hand.

        SECTION 9.02. Intellectual Property Rights and Licenses. Except as otherwise provided in any of the other Distribution Documents, neither Group shall have any right or license in or to any technology, software, intellectual property (including any trademark, service mark, patent or copyright), know-how or other proprietary right owned, licensed or held for use by the other Group.

        SECTION 9.03. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement and the other Distribution Documents, each of the parties to this Agreement shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Distribution Documents, including, but not limited to, using all commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement and the other Distribution Documents; provided that no party to this Agreement shall be obligated to pay any consideration for any consent or approval (except for filing fees and other similar charges) to any third party from whom a consent or approval is requested or to take any action or omit to take any action if the taking of or the omission to take that action would be unreasonably burdensome to that party, its Group or its Group's business.


                                   ARTICLE 10

                                  MISCELLANEOUS

         SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

        if to Holdings, to:

               Nabisco Group Holdings Corp.
               f/k/a RJR Nabisco Holdings Corp.
               1301 Avenue of the Americas
               New York, NY 10019-6013
               Attention: General Counsel
               Facsimile: 212-969-9917
        if to RJRN, to:

               R.J. Reynolds Tobacco Holdings, Inc.
               f/k/a RJR Nabisco Inc.
               401 North Main Street
               Winston-Salem, NC 27102
               Attention: General Counsel
               Facsimile: 336-741-2998

        if to RJRT, to:

               R. J. Reynolds Tobacco Company
               401 North Main Street
               Winston-Salem, NC 27102
               Attention: General Counsel
               Fax: 336-741-2998

or any other address or facsimile number and to any other individual's attention as that party may hereafter specify in writing for this purpose by notice to the other parties to this Agreement. Each notice, request or other communication under this Section 10.01 shall be effective (a) if given by facsimile, when that facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

        SECTION 10.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, that amendment or waiver is in writing and signed, in the case of an amendment, by Holdings, RJRN and RJRT, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 10.03. Expenses. (a) Except as specifically provided otherwise in any of the Distribution Documents, all costs and expenses incurred in connection with the preparation, execution and delivery of the Distribution Documents and the consummation of the Distribution and the other transactions contemplated hereby and thereby (including (x) the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparing, filing and printing the Disclosure Documents and (y) any fees and expenses incurred to redeem and/or refinance RJRN's long-term debt) shall be paid by RJRN; provided that (i) Holdings shall pay any fees and expenses incurred to redeem and/or refinance its junior subordinated debentures that are held by RJR Nabisco Holdings Capital Trust I and RJR Nabisco Holdings Capital Trust II and (ii) the Holdings Stockholders shall pay their own expenses, if any, incurred in connection with the Distribution.

         (b) RJRN shall be responsible for all Liabilities arising out of (i) the closing of the corporate headquarters of RJRN and Holdings, (ii) all severance and benefit payment obligations to Holdings Employees arising as a result of the completion of the Distribution, and (iii) miscellaneous expenses identified by Holdings that are otherwise related to the transactions contemplated by the Distribution Documents or represent certain ongoing administrative expenses or financing needs. In full satisfaction of RJRN's responsibilities under this Section 10.03(b) only, RJRN shall pay to Holdings before the Effective Time the amount of cash that Holdings calculates as the amount of those Liabilities no later than 3 Business Days before the Effective Time. Holdings' notice shall be accompanied by a schedule setting forth its calculation of the amount of these expenses.

        SECTION 10.04. Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement.

        SECTION 10.05. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

        SECTION 10.06. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party to this Agreement shall have received a counterpart of this Agreement signed by the other parties. Except as specifically set forth in
Article 7 or Article 8 in respect of any Nabisco Indemnitee or RJRN Indemnitee, the parties to this Agreement do not intend that any of its provisions will or do confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person other than the parties to this Agreement and their respective successors and assigns.

        SECTION 10.07. Entire Agreement. The Distribution Documents constitute the entire understanding of the parties with respect to the subject matter of those documents and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of the Distribution Documents. No representation, inducement, promise, understanding, condition or warranty not set forth in the Distribution Documents has been made or relied upon by any party to this Agreement. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of the other Distribution Document shall prevail.

        SECTION 10.08. Tax Sharing Agreement; Certain Transfer Taxes. (a) Except to the extent that this Section 10.08 or another provision of this Agreement expressly indicates and that the application of that provision is not inconsistent with the Tax Sharing Agreement, this Agreement shall not govern any Tax matters, and any and all Liabilities relating to Taxes shall be governed exclusively by the Tax Sharing Agreement.

        (b) All transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Sections 2.01 of this Agreement shall be borne and paid by the Person that is transferring the relevant property. The party or parties that is or are required by applicable law to file any Return (as defined in the Tax Sharing Agreement) or make any payment with respect to any of those taxes shall do so, and the other party or parties shall cooperate with respect to that filing or payment as necessary. The non-paying party or parties shall reimburse the paying party in accordance with this Section 10.08, as appropriate, within 5 Business Days after it or they receive(s) notice of the payment of those taxes. The Tax Sharing Agreement shall exclusively govern all Taxes, other than transfer, documentary, sales, use, stamp and registration taxes, incurred in connection with any of the transactions described in Section
2.01 of this Agreement.

        SECTION 10.09. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Distribution Documents or any of the transactions contemplated by any of the Distribution Documents shall be brought exclusively in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any of those courts or that any such Action which is brought in any of those courts has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on that party as provided in Section 10.01 shall be deemed effective service of process on that party.

        SECTION 10.10. Existing Arrangements. Except for the Distribution Documents and except as otherwise contemplated by any Distribution Document, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member(s) of the RJRN Group and any member(s) of the Nabisco Group shall be terminated effective as of the Distribution Date, if not previously terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents.

        SECTION 10.11. Termination Before the Distribution. The Holdings Board may at any time before the Distribution abandon the Distribution and, by notice to RJRN, terminate this Agreement (whether or not the Holdings Board has previously approved this Agreement and/or the Distribution).

        SECTION 10.12. Severability. If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired by that holding. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions so that the replacement provisions will be valid, legal and enforceable and will have an economic effect which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 10.13. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, any of the other nonbreaching parties to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other parties to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting Liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

        IN WITNESS WHEREOF, the parties to this Agreement have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                  RJR NABISCO HOLDINGS CORP.

                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  RJR NABISCO, INC.

                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  R. J. REYNOLDS TOBACCO COMPANY

                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title: